Exhibit 99.1
1 Fountain Square
Chattanooga, TN 37402
www.unum.com

FOR IMMEDIATE RELEASE

news	Contacts
	INVESTORS	Tom White	423 294 8996
		Matt Barnett	423 294 7498

	MEDIA	Jim Sabourin	423 294 6300

Unum Group Reports Third Quarter 2017 Results

CHATTANOOGA, Tenn. (October 25, 2017) - Unum Group (NYSE: UNM) today reported net income of $252.3 million ($1.12 per diluted common share) for the third quarter of 2017, compared to net income of $236.0 million ($1.01 per diluted common share) for the third quarter of 2016.
After-tax operating income, which excludes net after-tax realized investment gains and losses on the Company’s investment portfolio, was $246.1 million ($1.09 per diluted common share) in the third quarter of 2017, compared to $228.7 million ($0.98 per diluted common share) in the third quarter of 2016. Net after-tax realized investment gains were $6.2 million ($0.03 per diluted common share) in the third quarter of 2017, compared to $7.3 million ($0.03 per diluted common share) in the third quarter of 2016.
“Third quarter results continued a trend of very good results for the company. This consistent performance has been driven by solid top-line growth, overall stable benefits experience, and good expense management,” said Richard P. McKenney, president and chief executive officer.  “We remain focused on effectively serving our customers and executing our business strategy. Our disciplined approach is yielding steady growth, strong financial performance, and value creation for our shareholders.”

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.

RESULTS BY SEGMENT
We measure and analyze our segment performance on the basis of "operating income" or "operating loss", which differ from income before income tax as presented in our consolidated statements of income due to the exclusion of net realized investment gains and losses and certain other items. These performance measures are in accordance with GAAP guidance for segment reporting, but they should not be viewed as a substitute for income before income tax or net income.
Unum US Segment
Unum US reported operating income of $258.4 million in the third quarter of 2017, an increase of 11.9 percent from $231.0 million in the third quarter of 2016. Premium income for the segment increased 3.5 percent to $1,360.9 million in the third quarter of 2017, compared to premium income of $1,315.0 million in the third quarter of 2016. Net investment income for the segment declined 3.0 percent to $201.0 million in the third quarter of 2017, compared to $207.3 million in the third quarter of 2016.
Within the Unum US operating segment, the group disability line of business reported a 5.4 percent increase in operating income to $90.0 million in the third quarter of 2017, compared to $85.4 million in the third quarter of 2016. Premium income in group disability increased 2.2 percent to $596.3 million in the third quarter of 2017, compared to $583.6 million in the third quarter of 2016, primarily due to sales growth, partially offset by a decline in persistency. Net investment income declined by 5.3 percent to $113.7 million in the third quarter of 2017, compared to $120.1 million in the third quarter of 2016, due to a decrease in the level of invested assets and a decline in portfolio yield, partially offset by higher miscellaneous income. The benefit ratio for the third quarter of 2017 was 76.7 percent, compared to 78.6 percent in the third quarter of 2016, reflecting continued favorable incidence trends in our group long-term disability product line and lower prevalence rates in our group short-term disability product line. Partially offsetting these positive trends was the 50 basis point reduction in the discount rate used for new claim incurrals for the group long-term disability line of business implemented in the fourth quarter of 2016. Group long-term disability sales were $31.1 million in the third quarter of 2017, an increase of 28.0 percent from $24.3 million in the third quarter of 2016. Group short-term disability sales were $20.7 million in the third quarter of 2017, an increase of 76.9 percent from $11.7 million in the third quarter of 2016. Persistency in the group long-term disability line of business was 89.5 percent for the first nine months of 2017, compared to 90.5 percent for the first nine months of 2016. Persistency in the group short-term disability line of business was 86.3 percent for the first nine months of 2017, compared to 87.4 percent for the first nine months of 2016.
The group life and accidental death and dismemberment line of business reported operating income of $60.1 million in the third quarter of 2017, an increase of 12.5 percent from $53.4 million in the third quarter of 2016. Premium income for this line of business increased 4.8 percent to $407.2 million in the third quarter of 2017, compared to $388.7 million in the third quarter of 2016, primarily due to sales growth, partially offset by a decline in persistency. Net investment income declined 2.8 percent to $27.3 million in the third quarter of 2017, compared to $28.1 million in the third quarter of 2016, primarily due to a decline in yield and a decline in

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	2

the level of invested assets supporting this line of business, partially offset by an increase in miscellaneous income. The benefit ratio in the third quarter of 2017 was 71.4 percent, compared to 72.6 percent in the third quarter of 2016, reflecting lower incidence and average claim size in the group life product line. Sales of group life and accidental death and dismemberment products increased 12.9 percent in the third quarter of 2017 to $35.1 million, compared to $31.1 million in the third quarter of 2016. Persistency in the group life line of business was 87.7 percent for the first nine months of 2017, compared to 90.3 percent for the first nine months of 2016.
The supplemental and voluntary line of business reported an increase of 17.5 percent in operating income to $108.3 million in the third quarter of 2017, compared to $92.2 million in the third quarter of 2016. Premium income for supplemental and voluntary increased 4.3 percent to $357.4 million in the third quarter of 2017, compared to $342.7 million in the third quarter of 2016. This increase was primarily driven by the addition of the dental and vision product offering resulting from an acquisition in August 2016, as well as growth in the in-force block of voluntary benefits due to sales growth. The increase was only partially offset by a decline in the in-force individual disability line due to the impact of a reinsurance transaction executed in the fourth quarter of 2016 to cede a portion of the individual disability product line, which offset an increase in the in-force block due to sales growth. Net investment income increased 1.5 percent to $60.0 million in the third quarter of 2017, compared to $59.1 million in the third quarter of 2016, due to an increase in the level of invested assets and miscellaneous income, partially offset by a decline in yield. The benefit ratio for the individual disability product line was 48.3 percent for the third quarter of 2017, compared to 52.6 percent for the third quarter of 2016, reflecting lower claim volumes in the current quarter, partially offset by the impact of the reinsurance agreement. The benefit ratio for voluntary benefits was 44.1 percent in the third quarter of 2017, compared to 46.5 percent in the third quarter of 2016, primarily driven by favorable benefits experience across most of the product lines. The benefit ratio for dental and vision was 70.1 percent for the third quarter of 2017, compared to 68.0 percent for the third quarter of 2016, primarily driven by less favorable claims experience. Relative to the third quarter of 2016, sales in the individual disability line of business increased 24.4 percent in the third quarter of 2017 to $20.4 million. Sales in the voluntary benefits line of business decreased 1.8 percent in the third quarter of 2017 to $44.8 million. Sales in the dental and vision line totaled $9.7 million for the third quarter of 2017. Persistency in the individual disability product line was 91.1 percent for the first nine months of 2017, compared to 91.2 percent for the first nine months of 2016. Persistency in the voluntary benefits product line was 76.8 percent for both the first nine months of 2017 and 2016. Persistency in the dental and vision product line was 84.2 percent in the first nine months of 2017.
Unum UK Segment
Unum UK reported operating income of $26.5 million in the third quarter of 2017, a decline of 6.0 percent from $28.2 million in the third quarter of 2016. In local currency, operating income declined by 6.0 percent to £20.2 million in the third quarter of 2017, compared to £21.5 million in the third quarter of 2016.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	3

Premium income increased by 3.3 percent to $131.5 million in the third quarter of 2017, compared to $127.3 million in the third quarter of 2016. In local currency, premium income was £100.4 million in the third quarter of 2017, an increase of 3.6 percent from £96.9 million in the third quarter of 2016, primarily driven by growth in the in-force block, resulting from prior period sales and stable persistency. Net investment income was $28.5 million in both the third quarter of 2017 and 2016. In local currency, net investment income was £21.8 million in the third quarter of 2017, compared to £21.7 million in the third quarter of 2016, primarily due to higher income from inflation index-linked bonds which support the claim reserves associated with certain group policies that provide inflation-linked increases in benefits and growth in the level of invested assets, partially offset by a decline in yield on fixed-rate bonds. The benefit ratio in the third quarter of 2017 was 74.9 percent, compared to 71.8 percent in the third quarter of 2016, reflecting higher claim incidence and unfavorable claim resolutions in the group long-term disability product line and the impact from inflation-linked increases in benefits, partially offset by a lower average claim size in the group life product line. Also contributing to the less favorable benefits experience was a reduction of 80 basis points in the discount rate implemented in the first quarter of 2017 across several of our products.
Sales declined by 14.9 percent to $16.5 million in the third quarter of 2017, compared to $19.4 million in the third quarter of 2016. In local currency, sales for the third quarter of 2017 declined by 14.2 percent to £12.7 million compared to £14.8 million in the third quarter of 2016. Persistency in the group long-term disability line of business was 87.1 percent for the first nine months of 2017, compared to 88.7 percent for the first nine months of 2016. Persistency in the group life line of business was 83.5 percent for the first nine months of 2017, compared to 80.1 percent for the first nine months of 2016. Persistency in the supplemental line of business was 89.5 percent for the first nine months of 2017 compared to 90.5 percent for the first nine months of 2016.
Colonial Life Segment
Colonial Life reported a 3.4 percent increase in operating income to $81.7 million in the third quarter of 2017, compared to $79.0 million in the third quarter of 2016.
Premium income for the third quarter of 2017 increased 6.9 percent to $378.7 million, compared to $354.1 million in the third quarter of 2016, driven by sales growth in recent quarters and stable persistency. Net investment income totaled $36.0 million in the third quarter of 2017, compared to $36.1 million in the third quarter of 2016, primarily driven by a decline in portfolio yield and lower miscellaneous income, which was partially offset by an increase in the level of invested assets. The benefit ratio in the third quarter of 2017 was 51.8 percent, compared to 51.6 percent in the third quarter of 2016, reflecting less favorable benefits experience in the cancer and critical illness lines of business, mostly offset by favorable experience in the life and accident, sickness, and disability lines of business.
Sales increased 2.6 percent to $106.9 million in the third quarter of 2017 from $104.2 million in the third quarter of 2016, driven by increased sales in the core commercial market segment and public sector. Persistency in Colonial Life was 79.0 percent for both the first nine months of 2017 and 2016.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	4

Closed Block Segment
The Closed Block segment reported operating income of $26.6 million in the third quarter of 2017, compared to $28.6 million in the third quarter of 2016.
Premium income for this segment declined 3.6 percent in the third quarter of 2017 compared to the third quarter of 2016, primarily due to expected policy terminations and maturities for the individual disability line of business which was partially offset by an increase in premium income for the long-term care line of business resulting from premium rate increases on certain in-force policies. Net investment income increased 0.9 percent to $337.2 million in the third quarter of 2017, compared to $334.1 million in the third quarter of 2016, due to an increase in the level of invested assets which was partially offset by a decline in yield. The interest adjusted loss ratio for the individual disability line of business increased to 82.4 percent in the third quarter of 2017, compared to 81.5 percent in the third quarter of 2016, due to unfavorable mortality experience. The interest adjusted loss ratio for the long-term care line of business was 93.3 percent in the third quarter of 2017 compared to 93.8 percent in the third quarter of 2016, due to the impact of a large group case moving to an individual policy ported status in 2016, partially offset by unfavorable policyholder lapses in the current quarter.
Corporate Segment
The Corporate segment reported an operating loss of $36.2 million for the third quarter of 2017, compared to an operating loss of $45.7 million in the third quarter of 2016, primarily driven by lower operating expenses and lower interest expense due to a lower level of outstanding debt, partially offset by a higher overall rate of interest.
The Company previously excluded the amortization of prior period actuarial gains or losses, a component of the net periodic benefit cost for the Company’s pension and other postretirement benefit plans, from the results of the Corporate segment. Effective January 1, 2017, the amortization of prior period actuarial gains or losses is now reported in the Corporate segment and amounts for prior periods have been adjusted to conform to current year reporting.
OTHER INFORMATION
Shares Outstanding
The Company’s weighted average number of shares outstanding, assuming dilution, was 226.0 million for the third quarter of 2017, compared to 234.2 million for the third quarter of 2016. Shares outstanding totaled 224.4 million at September 30, 2017. During the third quarter of 2017, the Company repurchased approximately 2.0 million shares at a cost of approximately $100 million.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	5

Capital Management
At September 30, 2017, the weighted average risk-based capital ratio for the Company’s traditional U.S. insurance companies was approximately 410 percent and cash and marketable securities in the holding companies equaled $771 million, excluding amounts committed for subsidiary contributions.
Book Value
Book value per common share as of September 30, 2017 was $42.11, compared to $40.33 at September 30, 2016.
Outlook
The Company’s expectation for after-tax operating income growth per share for full-year 2017 is at, to slightly above, the upper end of its range of five percent to eight percent established in the second quarter of 2017.
NON-GAAP FINANCIAL MEASURES
We analyze our performance using non-GAAP financial measures.  A non-GAAP financial measure is a numerical measure of a company's performance, financial position, or cash flows that excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.  The non-GAAP financial measure of "after-tax operating income" differs from net income as presented in our consolidated operating results and income statements prepared in accordance with GAAP due to the exclusion of net realized investment gains and losses as specified in the reconciliations in the Financial Highlights section below.  We believe operating income is a better performance measure and better indicator of the profitability and underlying trends in our business.
Realized investment gains or losses depend on market conditions and do not necessarily relate to decisions regarding the underlying business of our segments.  Our investment focus is on investment income to support our insurance liabilities as opposed to the generation of realized investment gains or losses.  Although we may experience realized investment gains or losses which will affect future earnings levels, a long-term focus is necessary to maintain profitability over the life of the business since our underlying business is long-term in nature, and we need to earn the interest rates assumed in calculating our liabilities.
We previously excluded the amortization of prior period actuarial gains or losses, a component of the net periodic benefit cost for our pension and other postretirement benefit plans. Effective January 1, 2017, the amortization of prior period actuarial gains or losses is now included in "after-tax operating income" in the Financial Highlights section below. Amounts for periods prior to January 1, 2017 have been adjusted to conform to current year reporting.
We may at other times exclude certain other items from our discussion of financial ratios and metrics in order to enhance the understanding and comparability of our operational performance and the underlying fundamentals, but this exclusion is not an indication that similar items may not recur and does not replace net income or net loss as a measure of our overall profitability.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	6

Information reconciling the Company’s outlook on after-tax operating income growth per share to the comparable GAAP financial measure is not provided. The only amounts excluded from after-tax operating income are those described in the preceding paragraphs. The Company is unable to predict with reasonable certainty realized investment gains and losses, which are affected by overall market conditions and also by factors such as an economic or political change in the country of the issuer, a regulatory change pertaining to the issuer’s industry, a significant improvement or deterioration in the cash flows of the issuer, unforeseen accounting irregularities or fraud committed by an issuer, movement in credit spreads, ratings upgrades or downgrades, a change in the issuer’s marketplace or business prospects, or any other event that significantly affects the issuers of the fixed maturity securities which the Company holds in its investment portfolio.
CONFERENCE CALL INFORMATION
Members of Unum Group senior management will host a conference call on Thursday, October 26, at 8:00 a.m. (Eastern Time) to discuss the results of operations for the third quarter. Topics may include forward-looking information, such as the Company’s outlook on future results, trends in operations, and other material information.
The dial-in number for the conference call is (800) 231-9012 for U.S. and Canada (pass code 9545873). For international, the dial-in number is (719) 325-4856 (pass code 9545873). A live webcast of the call will also be available at www.investors.unum.com in a listen-only mode. It is recommended that webcast viewers access the “Investors” section of the Company’s website and opt-in to the webcast approximately 5-10 minutes prior to the start of the call. The Company will maintain a replay of the call on its website through Thursday, November 2. A replay of the call will also be available by dialing (866) 375-1919 (U.S. and Canada) or (719) 457-0820 (International) - pass code 9545873.
In conjunction with today’s earnings announcement, the Company’s Statistical Supplement for the third quarter of 2017 is available on the “Investors” section of the Company’s website.
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ABOUT UNUM GROUP
Unum (www.unum.com) is one of the leading providers of employee benefits products and services and the largest provider of disability insurance products in the United States and the United Kingdom.
SAFE HARBOR STATEMENT
Certain information in this press release constitutes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those not based on historical information, but rather relate to our outlook, future operations, strategies, financial results, or other developments and speak only as of the date made. These forward-looking statements, including statements about anticipated growth in after-tax operating income per share, are subject to numerous assumptions, risks, and uncertainties, many of which are beyond our control. The following factors, in addition to other factors mentioned from time to time, may cause actual results to differ materially from those contemplated by the forward-looking statements: (1) sustained periods of low interest rates; (2) fluctuation in insurance reserve liabilities and claim payments due to changes in claim incidence,

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	7

recovery rates, mortality and morbidity rates, and policy benefit offsets due to, among other factors, the rate of unemployment and consumer confidence, the emergence of new diseases, epidemics, or pandemics, new trends and developments in medical treatments, the effectiveness of our claims operational processes, and changes in government programs; (3) unfavorable economic or business conditions, both domestic and foreign; (4) legislative, regulatory, or tax changes, both domestic and foreign, including the effect of potential legislation and increased regulation in the current political environment; (5) investment results, including, but not limited to, changes in interest rates, defaults, changes in credit spreads, impairments, and the lack of appropriate investments in the market which can be acquired to match our liabilities; (6) a cyber attack or other security breach could result in the unauthorized acquisition of confidential data; (7) the failure of our business recovery and incident management processes to resume our business operations in the event of a natural catastrophe, cyber attack, or other event; (8) increased competition from other insurers and financial services companies due to industry consolidation, new entrants to our markets, or other factors; (9) execution risk related to our technology needs; (10) changes in our financial strength and credit ratings; (11) damage to our reputation due to, among other factors, regulatory investigations, legal proceedings, external events, and/or inadequate or failed internal controls and procedures; (12) actual experience that deviates from our assumptions used in pricing, underwriting, and reserving; (13) actual persistency and/or sales growth that is higher or lower than projected; (14) changes in demand for our products due to, among other factors, changes in societal attitudes, the rate of unemployment, consumer confidence, and/or legislative and regulatory changes, including healthcare reform; (15) effectiveness of our risk management program; (16) contingencies and the level and results of litigation; (17) availability of reinsurance in the market and the ability of our reinsurers to meet their obligations to us; (18) ineffectiveness of our derivatives hedging programs due to changes in the economic environment, counterparty risk, ratings downgrades, capital market volatility, changes in interest rates, and/or regulation; (19) changes in accounting standards, practices, or policies; (20) fluctuation in foreign currency exchange rates; (21) ability to generate sufficient internal liquidity and/or obtain external financing; (22) recoverability and/or realization of the carrying value of our intangible assets, long-lived assets, and deferred tax assets; and (23) terrorism, both within the U.S. and abroad, ongoing military actions, and heightened security measures in response to these types of threats.
For further discussion of risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see Part 1, Item 1A “Risk Factors” of our annual report on Form 10-K for the year ended December 31, 2016, and, to the extent applicable, our subsequent quarterly reports on Form 10-Q. The forward-looking statements in this press release are being made as of the date of this press release, and the Company expressly disclaims any obligation to update or revise any forward-looking statement contained herein, even if made available on our website or otherwise.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	8

Unum Group
FINANCIAL HIGHLIGHTS
(Unaudited)

($ in millions, except share data)
	Three Months Ended September 30		Nine Months Ended September 30
	2017	2016	2017	2016
Revenue
Premium Income	$2,153.6	$2,089.4	$6,438.7	$6,258.5
Net Investment Income	609.0	611.4	1,831.9	1,841.1
Net Realized Investment Gain (Loss)	9.8	11.0	28.9	(4.2)
Other Income	46.7	51.5	148.1	154.6
Total Revenue	2,819.1	2,763.3	8,447.6	8,250.0

Benefits and Expenses
Benefits and Change in Reserves for Future Benefits	1,765.6	1,742.6	5,266.6	5,205.9
Commissions	262.4	256.8	793.9	771.7
Interest and Debt Expense	40.1	45.2	119.8	126.2
Deferral of Acquisition Costs	(154.8)	(147.8)	(470.1)	(447.0)
Amortization of Deferred Acquisition Costs	123.7	118.8	403.5	377.2
Other Expenses	415.3	415.6	1,275.2	1,239.5
Total Benefits and Expenses	2,452.3	2,431.2	7,388.9	7,273.5

Income Before Income Tax	366.8	332.1	1,058.7	976.5
Income Tax	114.5	96.1	331.4	293.1

Net Income	$252.3	$236.0	$727.3	$683.4

PER SHARE INFORMATION

Net Income Per Common Share
Basic	$1.12	$1.01	$3.20	$2.89
Assuming Dilution	$1.12	$1.01	$3.19	$2.88

Weighted Average Common Shares - Basic (000s)	225,288.1	233,752.0	227,375.5	236,744.3
Weighted Average Common Shares - Assuming Dilution (000s)	226,029.8	234,213.5	228,180.5	237,143.8
Outstanding Shares - (000s)			224,366.6	232,095.5

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	9

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended September 30
	2017		2016
	(in millions)	per share *	(in millions)	per share *
Net Income	$252.3	$1.12	$236.0	$1.01
Excluding:
Net Realized Investment Gain (net of tax expense of $3.6; $3.7)	6.2	0.03	7.3	0.03
After-tax Operating Income	$246.1	$1.09	$228.7	$0.98

* Assuming Dilution

	September 30
	2017		2016
	(in millions)	per share	(in millions)	per share
Total Stockholders' Equity (Book Value)	$9,448.6	$42.11	$9,361.2	$40.33
Excluding:
Net Unrealized Gain on Securities	557.4	2.48	803.2	3.47
Net Gain on Cash Flow Hedges	290.7	1.30	335.2	1.44
Subtotal	8,600.5	38.33	8,222.8	35.42
Excluding:
Foreign Currency Translation Adjustment	(265.3)	(1.18)	(305.2)	(1.32)
Subtotal	8,865.8	39.51	8,528.0	36.74
Excluding:
Unrecognized Pension and Postretirement Benefit Costs	(458.5)	(2.05)	(382.5)	(1.65)
Total Stockholders' Equity, Excluding Accumulated Other Comprehensive Income	$9,324.3	$41.56	$8,910.5	$38.39

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	10